Exhibit (a)(1)(E)

ELECTION OF ELIGIBLE OPTIONS (FOR USE BY FACSIMILE)

RIVERBED TECHNOLOGY, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR NEW OPTIONS

ELECTION FORM

THE OFFER EXPIRES AT 9 P.M., PACIFIC TIME, ON MAY 29, 2008, UNLESS THE

OFFER IS EXTENDED

Before signing this Election Form, please make sure you have received, read and understand the documents that make up this Offer, including (1) the Offer to Exchange Certain Outstanding Options for New Options (referred to as the “Offer to Exchange” or the “Offer”); (2) the e-mail from Mike Guerchon, dated May 1, 2008; (3) the Summary of the Option Exchange Program; (4) the Instructions Forming Part of the Terms and Conditions of the Offer (the “Instructions”); (5) this Election Form; and (6) the Agreement to Terms of Election (“Election Agreement”) before completing and signing this page. The Offer is subject to the terms of these documents as they may be amended. The Offer provides eligible employees who hold eligible stock options the opportunity to exchange these options for new options as set forth in Section 2 of the Offer to Exchange. This Offer expires at 9:00 p.m., Pacific Time, on May 29, 2008, unless extended. PLEASE FOLLOW THE INSTRUCTIONS ATTACHED TO THIS FORM.

If you wish to participate in the Offer, please check the “Yes” box in the “Exchange Entire Eligible Option” column. Please note that if the “No” box is checked under the “Exchange Entire Eligible Option” column, the Eligible Option will not be exchanged and your Eligible Option will remain outstanding subject to its original terms.

Original Grant Date	Option Number	Exercise Price Per Share	Shares Subject to Eligible Options	Exchange Entire Eligible Option
☐ Yes, exchange Eligible Option ☐ No, retain Eligible Option

☐ Yes, exchange Eligible Option ☐ No, retain Eligible Option

☐ Yes, exchange Eligible Option ☐ No, retain Eligible Option

☐ Yes, exchange Eligible Option ☐ No, retain Eligible Option

☐ Yes, exchange Eligible Option ☐ No, retain Eligible Option

Please indicate your election by checking one of the boxes above. You must sign, date and deliver this completed Election Form to Wendy Jennings via hand delivery or facsimile by 9:00 p.m., Pacific Time, on May 29, 2008 in accordance with the Instructions.

In accordance with the terms outlined in the Offer documents if you elect to exchange your Eligible Options, you will receive a new option covering point eight five (.85) shares for every one (1) share subject to your Eligible Option tendered pursuant to this Offer, as described in Section 2 of the Offer to Exchange. Each new option will continue to vest on the same schedule as your exchanged options were scheduled to vest. See Section 9 of the Offer to Exchange for further details. Vesting on any date is subject to your continued service to Riverbed Technology, Inc. (“Riverbed” or the “Company”) or its subsidiaries through each relevant vesting date. You will lose your rights to all exchanged options that are cancelled under the Offer.

BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFER DOCUMENTS.

In making this election, you agree that Riverbed may use, collect and transfer your personal data for the purpose of implementing, administering and managing your participation in the Offer to Exchange. Such personal data may be transferred to Riverbed and to any third parties assisting Riverbed with the Offer to Exchange, and these recipients may be located in the U.S. or elsewhere.

Please note that you may change your election by submitting a new properly completed and signed Election Form prior to the expiration date, which will be 9:00 p.m., Pacific Time, on May 29, 2008, unless we extend the Offer. The last valid election in place prior to the expiration of the Offer shall control.

Your signature and submission of this Election Form indicates that you have read and agreed to the Agreement to the Terms of Election attached hereto.

[Signature Page Follows]

(Signature of Optionee or Authorized Signatory)

(Optionee’s Name, please print in full)

Date: May , 2008

Address:

E-mail address:

FAX OR HAND DELIVER THIS ENTIRE ELECTION FORM TO WENDY JENNINGS NO

LATER THAN 9:00 P.M., PACIFIC TIME, ON MAY 29, 2008.

(Fax to (415) 520-9364)

DELIVERY OF YOUR PAPER ELECTION FORM OTHER THAN VIA FACSIMILE OR

HAND DELIVERY, OR TO A NUMBER OTHER THAN THE FACSIMILE NUMBER

ABOVE, WILL NOT CONSTITUTE VALID DELIVERY.

[SIGNATURE PAGE TO ELECTION FORM]

RIVERBED TECHNOLOGY, INC.

INSTRUCTIONS FORMING PART OF THE

TERMS AND CONDITIONS OF THE OFFER

1. Delivery of Election Form. A properly completed and duly executed Election Form must be received by Riverbed by 9:00 p.m. Pacific Time on May 29, 2008 (unless the Offer is extended). We will not accept delivery of any Election Form after expiration of the Offer. If we do not receive a properly completed and duly executed Election Form (either electronically through the Offer website or through a paper Election Form) from you before the expiration of the Offer, we will not accept your Eligible Options for exchange and such Eligible Options will not be exchanged pursuant to this Offer.

If you are not able to submit your election electronically via the Offer website as a result of technical failures, such as the website being unavailable or the website not accepting your election, or if you do not otherwise have access to the Offer website for any reason (including lack of internet services), you must complete a paper Election Form and return it to Wendy Jennings at the Company via hand delivery or facsimile at (415) 520-9364 before 9:00 p.m., Pacific Time, on May 29, 2008 (unless the Offer is extended). To obtain a paper Election Form, please either print the Election Form from the Offer website or contact Wendy Jennings at (415) 247-6329 or wendy.jennings@riverbed.com.

Riverbed intends to confirm the receipt of your Election Form by e-mail within two U.S. business days. If you have not received an e-mail confirmation that Riverbed received your response, we recommend that you confirm that we have received your Election Form. If you need to confirm receipt after two U.S. business days have elapsed, you may call the Offer to Exchange Hotline at (415) 543-2101.

You may change your mind after you have submitted an Election Form and submit a new Election Form at any time before the expiration date, which is expected to be May 29, 2008, at 9:00 p.m. Pacific Time, unless the Offer is extended. If we extend the expiration date, you may submit a new Election Form with respect to some or all of your Eligible Options at any time until the extended Offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form we receive before 9:00 p.m. Pacific Time on May 29, 2008 (unless we extend the Offer).

To validly change your election, you must access the Offer website at https://riverbed.equitybenefits.com and complete and deliver a new Election Form electronically or fill-out and deliver a new paper Election Form to Wendy Jennings at Riverbed via hand delivery or facsimile at (415) 520-9364 prior to the expiration of the Offer. You should print or make a copy of your new Election Form and confirmation statement (if you submit electronically) and keep those documents with your other records for the Offer.

While participation in the Offer is completely voluntary, if you elect not to exchange some or all of your Eligible Options pursuant to the Offer, then you will retain the Eligible Options under their original terms.

2. Exchange. If you intend to exchange your Eligible Options pursuant to the Offer, you must access your account at the Offer website at https://riverbed.equitybenefits.com, properly complete and duly execute the Election Form or fill out and properly submit a duly executed and dated paper Election Form.

3. Signatures on This Election Form. You must electronically sign the Election Form if you submit your election through the Offer website. If you submit a paper Election Form you must physically sign the Election Form.

4. Requests for Assistance or Paper Copies. If you need paper copies of the Offer documents or the Election Forms, you should contact the Offer to Exchange Hotline at (415) 543-2101 or Wendy Jennings at (415) 247-6329 or wendy.jennings@riverbed.com. Copies will be furnished promptly at Riverbed’s expense. You can also view and print documents at https://riverbed.equitybenefits.com.

For general questions concerning this Offer, please call the Offer to Exchange Hotline at (415) 543-2101.

5. Reservation of Rights. Riverbed reserves the right, at our discretion, at any time, to extend the period of time during which the Offer is open and delay the acceptance for exchange of any options. If we elect to extend the period of time during which this Offer is open, we will give you written notice of the extension and delay, as described below. If we extend the expiration date, we will also extend your right to make or withdraw elections with respect to Eligible Options until such extended expiration date. In the case of an extension, we will issue a press release, e-mail or other form of communication no later than 6:00 a.m., Pacific Time, on the next U.S. business day after the previously scheduled expiration date.

We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the Offer by giving written notice of the termination or postponement to you or by making a public announcement of the termination.

Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, to amend the Offer in any respect, including by decreasing or increasing the consideration offered in this Offer or by decreasing or increasing the number of options being sought in this Offer.

6. Important Tax Information. If you are a U.S. tax resident, you should refer to Section 14 of the Offer to Exchange, which contains material U.S. federal income tax information concerning the Offer. If you are an employee residing outside the U.S., you should refer to Section 15 and Schedule C of the Offer to Exchange. We strongly recommend that you consult your financial, legal and/or tax advisors with respect to the federal, state and local tax consequences of participating or not participating in the Offer.

7. Copies. You should print a copy of this Election Form, after you have completed and electronically signed it, and retain it for your records, or you should make a copy of your paper Election Form and retain it form your records.

8. Paper Delivery. Please remember that if you are not able to submit your election electronically via the Offer website as a result of technical failures of the Offer website, such as the Offer website being unavailable or the Offer website not accepting your election, or if you do not otherwise have access to the Offer website for any reason (including lack of internet services), you must complete a paper Election Form and return it to Wendy Jennings at the Company via hand delivery or facsimile at (415) 520-9364 before 9:00 p.m., Pacific Time, on May 29, 2008 (unless the Offer is extended). To obtain a paper Election Form, please either print this Election Form or contact Wendy Jennings at (415) 247-6329 or wendy.jennings@riverbed.com.

IMPORTANT: IN ORDER FOR YOU TO PARTICIPATE, A VALID, COMPLETED

AND SIGNED ELECTION FORM MUST BE RECEIVED BY RIVERBED BY 9:00 P.M.

PACIFIC TIME ON MAY 29, 2008 (UNLESS WE EXTEND THE OFFER).

RIVERBED TECHNOLOGY, INC.

AGREEMENT TO TERMS OF ELECTION

BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFERING DOCUMENTS.

If you would like to participate in this Offer, please indicate your election by checking the applicable boxes on the Election Form and if submitting a paper Election Form, please return the completed and signed Election Form to Wendy Jennings at the Company via hand delivery or facsimile at (415) 520-9364 before 9:00 p.m., Pacific Time, on May 29, 2008, unless the Offer is extended.

You may withdraw this election by submitting a new properly completed and signed Election Form prior to the expiration date which will be 9:00 p.m., Pacific Time, on May 29, 2008, unless we extend the Offer.

By electing to exchange my Eligible Options, I understand and agree to all of the following:

1. I hereby agree to exchange my Eligible Options for new options as indicated on the Election Form in accordance with the terms of the Offer as set forth in the Offer to Exchange, dated May 1, 2008, of which I hereby acknowledge receipt. Each Eligible Option indicated on the Election Form will be cancelled on May 29, 2008 or, if the Offer is extended, on the extended expiration date. A new option will be granted to me on May 30, 2008 in accordance with the terms of the Offer or, if the Offer is extended, on the first business day following the expiration of the Offer.

2. The Offer is currently set to expire at 9:00 p.m. Pacific Time on May 29, 2008, unless Riverbed, in its discretion, extends the period of time during which the Offer will remain open.

3. If I cease to be employed by Riverbed or its subsidiaries before Riverbed grants me new options in exchange for my Eligible Options, I will not receive any new options. Instead, I will keep my current Eligible Options and they will expire in accordance with their terms.

4. Until May 29, 2008, I will have the right to amend the elections that I have made with respect to some or all of my Eligible Options that I elected to exchange. However, after that date I will have no ability to amend my election. The last properly submitted election, whether electronically or in paper form, prior to the expiration of the Offer shall be binding. Until the Offer period closes on May 29, 2008, I may withdraw my tendered Eligible Options at any time prior to Riverbed’s acceptance of such options for exchange pursuant to the Offer.

5. The tender of some or all of my Eligible Options will constitute my acceptance of all of the terms and conditions of the Offer. Acceptance by Riverbed of my Eligible Options for amendment pursuant to the Offer will constitute a binding agreement between Riverbed and me upon the terms and subject to the conditions of the Offer.

6. I am the registered holder of the Eligible Options tendered hereby, and my name and other information appearing on the Election Form are true and correct.

7. I am not required to tender some or all of my Eligible Options pursuant to the Offer.

8. Riverbed and/or any independent firms hired with respect to the Offer cannot give me legal, tax or investment advice with respect to the Offer and I have been advised to consult with my own legal, tax and investment advisors as to the consequences of participating or not participating in the Offer.

9. Under certain circumstances set forth in the Offer to Exchange, Riverbed may terminate or amend the Offer and postpone its acceptance of the Eligible Options I have elected to exchange. Should the Eligible Options tendered herewith not be accepted for exchange, such options will continue to be governed by their original terms and conditions.

10. I understand that if I do not clearly mark the box electing to exchange each of my Eligible Options on the Election Form, such Eligible Options will not be exchanged.

I understand that neither Riverbed nor the Compensation Committee of the Board of Directors of Riverbed is making any recommendation as to whether I should amend or refrain from exchanging my Eligible Options, and that I must make my own decision whether to tender my Eligible Options, taking into account my own personal circumstances and preferences. I understand that the exchanged options may decline in value when I decide to exercise such options. I further understand that past and current market prices of Riverbed common stock may provide little or no basis for predicting what the market price of Riverbed common stock will be when Riverbed grants me new options in exchange for my tendered Eligible Options or at any other time in the future.

Please read the Offer to Exchange; the e-mail from Mike Guerchon, dated May 1, 2008; the Summary of the Option Exchange Program; the Instructions; the Election Form; and the Election Agreement.